Delek Logistics Partners, LP Reports First Quarter 2017 Results

•	Increased drilling activity in the Permian Basin benefiting operations

•	Declared quarterly distribution of $0.69 per limited partner unit; increased by 13.1 percent year-over-year

•	Reported first quarter 2017 net cash from operating activities of $23.5 million and distributable cash flow of $20.6 million

BRENTWOOD, Tenn., May 8, 2017 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the first quarter 2017. For the three months ended March 31, 2017, Delek Logistics reported net income attributable to all partners of $14.6 million, or $0.43 per diluted common limited partner unit. This compares to net income attributable to all partners of $15.4 million, or $0.54 per diluted common limited partner unit, in the first quarter 2016. Distributable cash flow was $20.6 million in the first quarter 2017, compared to $20.4 million in the prior-year period.

For the first quarter 2017, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $23.9 million compared to $23.7 million in the prior-year period. Improved performance in the wholesale marketing and terminalling segment, led by a higher gross margin per barrel in west Texas, were the primary factors offsetting the effect of lower performance on a year-over-year basis from the SALA Gathering System and the Paline Pipeline, as well as the effect of sixteen days of planned downtime at Delek US' Tyler, Texas refinery during the first quarter 2017.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: "During the first quarter, our position in the Permian Basin benefited from increased drilling activity, which has translated into better margins in our west Texas wholesale operation and increased volumes on our RIO joint venture crude oil pipeline. Also, late in the first quarter, volume on the Paline Pipeline benefited from crude oil price differentials widening, as the price environment supported third party crude oil shipments to the Gulf Coast. The Caddo joint venture crude oil pipeline, which began operations in January, quickly increased throughput during the first quarter. We maintained financial flexibility, ending the quarter with approximately $301 million of capacity on our credit facility and a leverage ratio of 3.8 times. Our financial position supported the 13.1 percent year-over-year increase in our declared first quarter distribution."

Yemin concluded, "We have continued to experience the benefits from our Permian Basin position into the second quarter, as drilling activity and crude oil production have continued to increase. Once Delek US has successfully completed the acquisition of the remaining outstanding common stock of Alon USA Energy, Inc. that it does not already own, it should create additional growth opportunities through future potential drop downs and the ability to provide logistics support to a refining system with significant access to the Permian Basin. We remain focused on creating long term value for our unit holders, as we evaluate potential third party growth opportunities and partnering with Delek US. We anticipate that the financial flexibility provided by our balance sheet and focus on growth initiatives should support a distribution per limited partner unit increase of at least 10% annually through 2019."

Distribution and Liquidity
On April 24, 2017, Delek Logistics declared a quarterly cash distribution for the first quarter of $0.69 per limited partner unit, which equates to $2.76 per limited partner unit on an annualized basis. This distribution is expected to be paid on May 12, 2017 to unitholders of record on May 5, 2017. This represents a 1.5 percent increase from the fourth quarter 2016 distribution of $0.68 per limited partner unit, or $2.72 per limited partner unit on an annualized basis, and a 13.1 percent increase over Delek Logistics’ first quarter 2016 distribution of $0.61 per limited partner unit, or $2.44 per limited partner unit annualized. For the first quarter 2017, the total cash distribution declared to all partners, including IDRs, was approximately $21.0 million. Based on the declared distribution for the first quarter 2017, the distributable cash flow coverage ratio for the first quarter was 0.98x.

As of March 31, 2017, Delek Logistics had total debt of approximately $392.0 million. Additional borrowing capacity, subject to certain covenants, under the $700.0 million credit facility was approximately $300.5 million.

Financial Results
Revenue for the first quarter 2017 was $129.5 million compared to $104.1 million in the prior year period. The increase in revenue is primarily due to higher prices in the west Texas wholesale business. On a year-over-year basis the performance from the operations was stable. Total operating expenses were $10.4 million, which was in line with $10.5 million in the first quarter 2016. Total segment contribution margin was $26.5 million in the first quarter of 2017 compared to $26.8 million in the first quarter 2016. General and administrative expenses were $2.8 million for the first quarter 2017, in line with $2.9 million in the prior-year period.

Pipelines and Transportation Segment
The contribution margin in the first quarter 2017 was $16.1 million compared to $20.3 million in the first quarter 2016. This change was primarily due to reduced performance in the Paline Pipeline. During the first quarter 2017, the Paline Pipeline was a FERC regulated pipeline with a tariff established for potential shippers, compared to the prior year period when the pipeline capacity was under contract with two third-parties for a monthly fee. Also, lower volume on the SALA Gathering System on a year-over-year basis was a factor in the change in contribution margin. Operating expenses were $8.2 million in the first quarter 2016 compared to $7.7 million in the prior year period.

Wholesale Marketing and Terminalling Segment
During the first quarter 2017, contribution margin was $10.4 million, compared to $6.6 million in the first quarter 2016. This increase was primarily due to improved performance in the west Texas wholesale operations and lower operating expenses on a year-over-year basis. Operating expenses decreased to $2.2 million in the first quarter 2017, compared to $2.7 million in the prior year period.

In the west Texas wholesale business, average throughput in the first quarter 2017 was 14,467 barrels per day compared to 14,370 barrels per day in the first quarter 2016. The wholesale gross margin in west Texas increased year-over-year to $2.72 per barrel and included approximately $1.1 million, or $0.86 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the first quarter 2016, the wholesale gross margin was $0.53 per barrel and included $1.5 million from RINs, or $1.18 per barrel. On a year-over-year basis, the gross margin per barrel benefited from higher drilling activity in the Permian Basin that increased fuel demand and improved the supply/demand balance.

Average terminalling throughput volume of 114,900 barrels per day during the quarter decreased on a year-over-year basis from 118,218 barrels per day in the first quarter 2016 primarily due to lower throughput at the Tyler, Texas terminal. During the first quarter 2017, average volume under the east Texas marketing agreement with Delek US was 63,396 barrels per day compared to 66,414 barrels per day during the first quarter 2016. Both fees from the east Texas marketing agreement and Tyler terminal volumes were lower due to sixteen days of planned downtime at Delek US' Tyler, Texas refinery during the first quarter 2017.

First Quarter 2017 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its first quarter 2017 results on Monday, May 8, 2017 at 4:00 p.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through August 8, 2017 by dialing (855) 859-2056, passcode 8261987. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.

Investors may also wish to listen to Delek US’ (NYSE: DK) first quarter 2017 earnings conference call on Monday, May 8, 2017 at 4:30 p.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; uncertainty regarding the outcome of Delek US Holdings' agreement to acquire the remaining outstanding common stock of Alon USA Energy, Inc.; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Non-GAAP Disclosures:
EBITDA, distributable cash flow and distributable cash flow coverage ratio are non-U.S. GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to Delek Logistics' unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, distributable cash flow and distributable cash flow coverage ratio have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships. Please see the tables below for a reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP. Also, please see the accompanying table providing the calculation of distributable cash flow coverage ratio.

Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
	March 31,	December 31,
	2017	2016

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$33	$59
Accounts receivable	23,812	19,202
Accounts receivable from related parties	—	2,834
Inventory	6,328	8,875
Other current assets	804	1,071
Total current assets	30,977	32,041
Property, plant and equipment:
Property, plant and equipment	345,172	342,407
Less: accumulated depreciation	(96,263)	(91,378)
Property, plant and equipment, net	248,909	251,029
Equity method investments	102,975	101,080
Goodwill	12,203	12,203
Intangible assets, net	14,154	14,420
Other non-current assets	4,385	4,774
Total assets	$413,603	$415,547
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$13,117	$10,853
Accounts payable to related parties	343	—
Excise and other taxes payable	4,535	4,841
Tank inspection liabilities	1,013	1,013
Pipeline release liabilities	1,072	1,097
Accrued expenses and other current liabilities	2,315	2,925
Total current liabilities	22,395	20,729
Non-current liabilities:
Revolving credit facility	392,000	392,600
Asset retirement obligations	3,845	3,772
Other non-current liabilities	14,348	11,730
Total non-current liabilities	410,193	408,102
Total liabilities	432,588	428,831
Deficit:
Common unitholders - public; 9,131,036 units issued and outstanding at March 31, 2017 (9,263,415 at December 31, 2016)	181,775	188,013
Common unitholders - Delek; 15,197,571 units issued and outstanding at March 31, 2017 (15,065,192 at December 31, 2016)	(194,419)	(195,076)
General partner - 496,502 units issued and outstanding at March 31, 2017 (496,502 at December 31, 2016)	(6,341)	(6,221)
Total deficit	(18,985)	(13,284)
Total liabilities and deficit	$413,603	$415,547

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended March 31,

	2017	2016

	(In thousands, except unit and per unit data)
Net sales:
Affiliate	$36,619	$38,760
Third-Party	92,854	65,296
Net sales	129,473	104,056
Operating costs and expenses:
Cost of goods sold	92,590	66,753
Operating expenses	10,358	10,464
General and administrative expenses	2,848	2,913
Depreciation and amortization	5,193	4,996
Loss (gain) on asset disposals	12	(44)
Total operating costs and expenses	111,001	85,082
Operating income	18,472	18,974
Interest expense, net	4,071	3,199
(Income) loss from equity method investments	(245)	229
Income before income tax expense	14,646	15,546
Income tax expense	51	98
Net income attributable to partners	14,595	15,448
Comprehensive income attributable to partners	$14,595	$15,448

Less: General partner's interest in net income, including incentive distribution rights	4,109	2,253
Limited partners' interest in net income	$10,486	$13,195

Net income per limited partner unit:
Common units - (basic)	$0.43	$0.54
Common units - (diluted)	$0.43	$0.54
Subordinated units - Delek (basic and diluted)	$—	$0.54

Weighted average limited partner units outstanding: (1)
Common units - basic	24,328,607	17,024,490
Common units - diluted	24,380,770	17,115,198
Subordinated units - Delek (basic and diluted)	—	7,252,299

Cash distribution per limited partner unit	$0.690	$0.610

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2017	2016

Cash Flow Data
Net cash provided by operating activities	$23,474	$26,374
Net cash used in investing activities	(5,414)	(16,555)
Net cash used in financing activities	(18,086)	(9,615)
Net (decrease) increase in cash and cash equivalents	$(26)	$204

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Three Months Ended March 31,
($ in thousands)	2017	2016
Reconciliation of net income to EBITDA:
Net income	$14,595	$15,448
Add:
Income tax expense	51	98
Depreciation and amortization	5,193	4,996
Interest expense, net	4,071	3,199
EBITDA	$23,910	$23,741

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$23,474	$26,374
Changes in assets and liabilities	(3,562)	(5,401)
Maintenance and regulatory capital expenditures	(2,243)	(736)
Reimbursement from Delek for capital expenditures	3,051	209
Accretion of asset retirement obligations	(73)	(67)
Deferred income taxes	(25)	—
(Loss) gain on asset disposals	(12)	44

Distributable Cash Flow	$20,610	$20,423

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended March 31,
Distributions to partners of Delek Logistics, LP	2017	2016
Limited partners' distribution on common units	$16,787	$14,809
General partner's distributions	342	302
General partner's incentive distribution rights	3,895	1,984
Total Distributions to be paid	$21,024	$17,095

Distributable Cash Flow	$20,610	$20,423
Distributable cash flow coverage ratio (1)	0.98x	1.19x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

Delek Logistics Partners, LP
Segment Data (unaudited)

(In thousands)	Three Months Ended
	March 31,
	2017	2016
Pipelines and Transportation
Net sales:
Affiliate	$26,500	$26,306
Third party	2,177	6,477
Total pipelines and transportation	28,677	32,783
Operating costs and expenses:
Cost of goods sold	4,405	4,776
Operating expenses	8,155	7,740
Segment contribution margin	16,117	20,267
Total Assets	$338,072	298,984

Wholesale Marketing and Terminalling
Net sales:
Affiliate	$10,119	$12,454
Third party	90,677	58,819
Total wholesale marketing and terminalling	100,796	71,273
Operating costs and expenses:
Cost of goods sold	88,185	61,977
Operating expenses	2,203	2,724
Segment contribution margin	$10,408	$6,572
Total Assets	$75,531	$80,216

Consolidated
Net sales:
Affiliate	$36,619	$38,760
Third party	92,854	65,296
Total consolidated	129,473	104,056
Operating costs and expenses:
Cost of goods sold	92,590	66,753
Operating expenses	10,358	10,464
Contribution margin	26,525	26,839
General and administrative expenses	2,848	2,913
Depreciation and amortization	5,193	4,996
Loss (gain) on asset disposals	12	(44)
Operating income	$18,472	$18,974
Total Assets	$413,603	$379,200

Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended March 31,
Pipelines and Transportation	2017	2016
Maintenance capital spending	$1,688	$511
Discretionary capital spending	449	195
Segment capital spending	$2,137	$706
Wholesale Marketing and Terminalling
Maintenance capital spending	$203	$16
Discretionary capital spending	451	362
Segment capital spending	$654	$378
Consolidated
Maintenance capital spending	$1,891	$527
Discretionary capital spending	900	557
Total capital spending	$2,791	$1,084

Delek Logistics Partners, LP
Segment Data (Unaudited)

	Three Months Ended March 31,
	2017	2016
Pipelines and Transportation Segment:
Throughputs (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	58,744	56,342
Refined products pipelines	51,355	53,779
SALA Gathering System	16,531	19,001
East Texas Crude Logistics System	16,176	9,346
El Dorado Rail Offloading Rack	—	—

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd)	63,396	66,414
West Texas marketing throughputs (average bpd)	14,467	14,370
West Texas marketing margin per barrel	$2.72	$0.53
Terminalling throughputs (average bpd)	114,900	118,218

U.S. Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366